Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Sharps Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units consisting of: (3)(4)	457	(o)	—	—	$20,700,000		$0.00015310	$3,169.17
Fees to be Paid	Equity	(i) Common stock, $0.0001 par value per share(5)	—		—	—	—		—	—
Fees to be Paid	Equity	(ii) One Series A Warrant to purchase one share of Common Stock(5)	—		—	—	—		—	—
Fees to be Paid	Equity	(iii) One Series B Warrants to purchase a number of shares of Common Stock(5)	—		—	—	—	(3)	—	—
Fees to be Paid	Equity	Pre-Funded Units consisting of: (3)(4)	457	(o)	—	—	—	(3)	—	—
Fees to be Paid	Equity	(i) Pre-Funded Warrants to purchase shares of Common Stock(5)			—	—	—	(3)	—	—
Fees to be Paid	Equity	(ii) One Series A Warrants to purchase one share of Common Stock(5)	—		—	—	—		—	—
Fees to be Paid	Equity	(iii) One Series B Warrant to purchase shares of Common Stock(5)	—		—	—	—		—	—

Fees to be Paid	Equity	Common stock underlying the Series A Warrants included as part of Units and Pre-Funded Units(6)	457	(g)	—	—	$25,875,000		$0.00015310	$3,961.46
Fees to be Paid	Equity	Common stock underlying the Series B Warrants included as part of Units and Pre-Funded Units(7)	457	(g)	—	—	$25,875,000		$0.00015310	$3,961.46
Fees Previously Paid	—	—	—		—	—	—		—	$—

Carry Forward Securities	—	—	—		—	—	—		—	—
Total Offering Amounts							$72,450,000			$11,091.63
Total Fees Previously Paid										9,243.41
Total Fee Offset										—
Net Fee Due										$1,848.22

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(3)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	The proposed maximum offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and as such the proposed aggregate maximum offering price of the units together with the pre-funded units (including shares of common stock issuable upon exercise of the pre-funded warrants), if any, is $18,000,000.
(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).
(6)	The Series A Warrants are exercisable at a price per share equal to 125% of the share offering price.
(7)	The Series B warrants are exercisable at a price per share equal to 125% of the share offering price.